Exhibit 21.1

Subsidiaries of Platinum Holdings

Subsidiary	Jurisdiction of Incorporation
Platinum Underwriters Bermuda, Ltd. .……………………… (100% owned by Platinum Holdings)	Bermuda
Platinum Regency Holdings ………..……………….……… (100% owned by Platinum Holdings)	Ireland
Platinum Underwriters Finance, Inc. ………………………... (100% owned by Platinum Regency Holdings)	Delaware
Platinum Underwriters Reinsurance, Inc. …………………… (100% owned by Platinum Underwriters Finance, Inc.)	Maryland
Platinum Administrative Services, Inc. .………………….… (100% owned by Platinum Underwriters Finance, Inc.)	Delaware